UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2005

Mercury Interactive Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-22350	77-0224776
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

379 North Whisman Road, Mountain View, California 94043

(Address of Principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code)

(650) 603-5200

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 241.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 15, 2005, the Board of Directors (the “Board”) of Mercury Interactive Corporation (the “Company”) approved a compensation package for the Company’s Chief Executive Officer, Anthony Zingale. Mr. Zingale’s annual base salary, effective as of November 1, 2005, will be $800,000, and he will be eligible for an annual performance bonus with a target of 100% of his base salary. Mr. Zingale will also receive a $1 million sign-on bonus. Mr. Zingale will also be eligible for an additional $1 million bonus payable in the second quarter of fiscal year 2007 subject to milestones to be determined by the Board. The Company also expects to grant Mr. Zingale stock options in an amount to be determined by the Board. The Company expects to execute an employment agreement with Mr. Zingale which is presently under negotiation between the Company and Mr. Zingale.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 15, 2005, the Company’s Board adopted resolutions amending and restating the Bylaws of the Company, effective immediately. The Bylaws were amended to reflect that the Chairman of the Board (the “Chairman”) of the Company shall be selected by the Board from the independent directors of the Board, and that the Chairman shall, if present, preside at all meetings of the Board and at all meetings of the stockholders of the Company.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

3.7	Amended and Restated Bylaws of Mercury Interactive Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2005	MERCURY INTERACTIVE CORPORATION

	By:	/s/ David J. Murphy
	Name:	David J. Murphy
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.7	Amended and Restated Bylaws of Mercury Interactive Corporation